EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements and in the related Prospectuses of The AES Corporation:

(1)	Registration Statements No. 33-49262, 33-44498, 333-156242, 333-26225, 333-28883, 333-30352, 333-38535, 333-57482, 333-66952, 333-66954, 333-82306, 333-83574, 333-84008, 333-97707, 333-108297, 333-112331, 333-115028, 333-150508, 333-135128, 333-158767, 333-166607, and 333-179701 on Form S-8;

(2)	Registration Statements No. 333-64572 and 333-161913 on Form S-3;

(3)	Registration Statements No. 333-38924, 333-40870, 333-44698, 333-46564, 333-37924, 333-83767, 333-81953, 333-46189, 333-39857, 333-15487, and 333-01286 on Form S-3/A;

(4)	Registration Statement No. 333-180388 on Form S-4; and

(5)	Registration Statements No. 333-45916, 333-49644, 333-43908, 333-44845, 333-147951, 333-33283, and 333-22513 on Form S-4/A.

of our report dated February 24, 2012 (except for the impact of matters discussed in Note 1 and Note 15 pertaining to the adoption of ASU 2011-05, Note 16 pertaining to segment and geographic information and Note 22 pertaining to discontinued operations, as to which the date is June 26, 2012) with respect to the consolidated financial statements and schedules of The AES Corporation included in the Current Report on Form 8-K of The AES Corporation filed with the Securities and Exchange Commission on June 26, 2012.

/s/ Ernst & Young LLP

McLean, Virginia

June 26, 2012